Exhibit (b)(10)

                        SCUDDER INTERNATIONAL FUND, INC.


                            Certificate of Secretary

         I, John Millette, do hereby certify that I am the Secretary of Scudder International Fund, Inc., a Maryland Corporation (the "Fund"), and that as such, I am authorized to execute this Certificate on behalf of the Fund and its series. I further certify that:


         1. The following is a complete and correct copy of a resolution duly adopted by the duly elected Members of the Board of the Fund at a meeting duly called, convened and held on October 14, 2003, at which a quorum was present and acting throughout, and that such resolution has not been amended and is in full force and effect.


                           RESOLVED, that officers of the Fund, with the advice of counsel, be and they hereby are, and each hereby is, authorized to amend the By-Laws of the Fund to reflect that the Board may designate an individual other than the Fund's President as the chief executive officer of the Fund.


         2. Attached as Exhibit A is true, complete and correct copies of the amendments to Article III, Section 8 of the By-Laws of the Fund as amended, and effective as of October 14, 2003.



IN WITNESS WHEREOF, I hereunto set my hand this 9th day of January 2004.



                                                  /s/John Millette
                                                  ------------------------------
                                                  John Millette
                                                  Secretary

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                                    EXHIBIT A


Section 8a . Powers and Duties of Chief Executive Officer. The Chief Executive Officer shall, in the absence of the Chairman, preside at all meetings of the shareholders and the Directors. The Chief Executive Officer shall perform such other duties as the Board of Directors shall from time to time prescribe. The Chief Executive Officer shall be the principal executive officer, with all duties and responsibilities theretofore designated. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Corporation or a different mode of execution is expressly prescribed by the Directors or these Bylaws or where otherwise required by law, the Chief Executive Officer may execute any documents or instruments which the Board has authorized to be executed or the execution of which is in the ordinary course of the Corporation's business. The Chief Executive Officer shall have such other powers and duties, as from time to time may be conferred upon or assigned to him/her by the Directors.

Section 8b. Powers and Duties of the President. The President shall, in the absence of the Chairman and Chief Executive Officer, preside at all meetings of shareholders and Directors. The President may call meetings of the Directors and of any Committee thereof when he deems it necessary. Subject to the control of the Directors and to the control of any Committees of the Directors, within their respective spheres, as provided by the Directors, he shall at all times exercise a general supervision and direction over the daily affairs of the Corporation. The President shall have the power to employ attorneys and counsel for the Corporation and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Corporation. The President shall have the power to sign all certificates for shares of beneficial interest. The President shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Corporation. The President shall have such other powers and duties, as from time to time may be conferred upon or assigned to him by the Directors.